SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                        FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number: 0-14784

                            CABLE CAR BEVERAGE CORPORATION
                (Exact name of registrant as specified in its charter)

                                    717 17TH STREET
                                      SUITE 1475
                                DENVER, COLORADO 80202
                                    (303) 298-9038
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON  STOCK,  PAR VALUE $.01 PER SHARE  (Title of each
               class of securities covered by this Form)

                                         NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)    [   ]
               Rule 12g-4(a)(1)(ii) [   ]          Rule 12h-3(b)(1)(ii)   [   ]
               Rule 12g-4(a)(2)(i)  [   ]          Rule 12h-3(b)(2)(ii)   [   ]
               Rule 12g-4(a)(2)(ii) [   ]          Rule 12h-3(b)(2)(ii)   [   ]
                                                   Rule 15d-6             [   ]

Approximate number of holders of record as of the certificate or notice date:ONE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Cable Car Beverage Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        CABLE CAR BEVERAGE CORPORATION



Date:   December 9, 1997                 By:        Stuart I. Rosen
                                            --------------------------
                                            Name:   Stuart I. Rosen
                                            Title:  Vice President and
                                                    Secretary


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